EXHIBIT 99.1

News	General Motors	GM Communications
For Release: April 30, 2008	Corporation	Detroit, Mich., USA
7:00 a.m. Eastern Daylight Time		media.gm.com
GM Reports Preliminary First Quarter 2008 Financial Results
•	First quarter revenue of $42.7 billion

•	Positive adjusted automotive earnings before tax, with improvement of over $160 million

•	Positive reported automotive earnings before tax, down by $118 million

•	Adjusted net loss of $350 million, reported net loss of $3.3 billion

•	Continued strong results in emerging markets

•	Liquidity position of $23.9 billion

	First Quarter
	2008	2007	‘08 O/(U) ‘07
Revenue (Bils.)	$42.7	$43.4	$(.7)
Adjusted Automotive Earnings Before Tax (Mils.)*	$392	$231	$161
Reported Automotive Earnings Before Tax (Mils.)*	$68	$186	$(118)
Adjusted Net Income (Mils.)*	$(350)	$(10)	$(340)
Reported Net Income (Mils.)*	$(3,251)	$(42)	$(3,209)
Reported Earnings Per Share (Dollars)*	$(5.74)	$(0.07)	$(5.67)
Adjusted Operating Cash Flow (Bils.)	$(3.6)	$.2	$(3.8)
* 2007 figures reflect continuing operations
DETROIT — General Motors Corp. (NYSE: GM) today announced financial results for the first quarter of 2008, marked by improved adjusted automotive operating performance, rapid growth in emerging markets, continued cost performance in GM North America (GMNA) operations and liquidity of nearly $24 billion, despite the impact of the American Axle strike on North American operations and weakness in the U.S. auto industry.
“We continue to leverage our global product portfolio to take advantage of tremendous growth in key emerging markets, while at the same time taking the appropriate actions to deal with the challenging economic conditions in the U.S.,” said GM Chairman and Chief Executive Officer, Rick Wagoner.
Reflecting several special items noted below, GM reported a net loss of $3.3 billion, or $5.74 per share in the first quarter of 2008, compared with a net loss from continuing operations of $42 million, or $.07 per diluted share, in the year-ago quarter.
Adjusted automotive earnings before taxes were $392 million, up $161 million despite the significant impact of the American Axle strike and weak U.S. auto industry (reported earnings declined $118 million). These positive results were driven by strong combined earnings before taxes of $1 billion in GM Latin America, Africa and Middle East (GMLAAM), GM Asia Pacific (GMAP) and GM Europe (GME), which more than offset a loss at GMNA.

Excluding special items, GM posted an adjusted net loss of $350 million, or $.62 per diluted share in the first quarter of 2008, reflecting losses at GMAC and tax expenses. These results compare to an adjusted net loss from continuing operations of $10 million, or $0.01 per diluted share in the first quarter of 2007.
The reported results for the first quarter of 2008 include unfavorable special items totaling $2.9 billion. The charges include $1.45 billion to record a non-cash partial impairment of our equity investment in GMAC. Based on current market pricing, GM concluded that the estimated fair value of the common and preferred equity interests it holds in GMAC were approximately $1.45 billion less than GM’s carrying value.
GM also took a non-cash charge of $731 million to increase GM’s liability for estimated net costs associated with GM’s support of Delphi’s bankruptcy and restructuring efforts. This charge primarily results from updated estimates reflecting uncertainty around the nature, value and timing of GM’s recoveries. In addition, GM recorded $394 million in non-cash tax-related valuation allowances related to deferred tax assets in Europe, and $324 million in charges related to previously-announced restructuring actions in North America and Europe. Details on all of the special items are included in the “Highlights” section of this news release.
GM’s total revenue for the first quarter of 2008 was $42.7 billion, down slightly from $43.4 billion in the year-ago quarter primarily due to lower North America automotive and financial services and insurance revenues. Automotive revenues outside of North America were up over 20 percent, with strong growth in China, Brazil, Russia and India.
As reported in the fourth quarter of 2007, and reflected in the remainder of this release, GM now reports its automotive operations and regional results on an earnings-before-tax basis, with taxes reported on a total corporate basis.
GM Automotive Operations
Adjusted profits from GM’s global automotive operations improved, with first quarter 2008 earnings before tax of $392 million on an adjusted basis (reported earnings before tax of $68 million), compared to $231 million in the year-ago period (reported earnings before tax of $186 million).
GM sold 2.25 million vehicles in the first quarter of 2008, down less than one percent from 2.27 million units in the first quarter 2007, with a record 64 percent of sales outside of the United States. Unit sales outside GMNA were up 8 percent compared with the same quarter last year. Robust sales in the first quarter in GM’s GMLAAM and GMAP regions, and improved sales in the GME region helped offset a 10 percent unit decline in GMNA.
GMNA

	First Quarter
	2008	2007	‘08 O/(U) ‘07
Revenue (Bils.)	$24.5	$28.1	$(3.6)
Adjusted Earnings Before Tax (Mils.)	$(611)	$(269)	$(342)
Reported Earnings Before Tax (Mils.)	$(812)	$(208)	$(604)
GM Market Share	21.7%	22.5%	(0.8) p.p

GMNA revenue for the first quarter 2008 was $24.5 billion, compared to $28.1 billion in the year-ago period. The decline in GMNA first quarter revenue was significantly impacted by the lost production due to the American Axle strike. Other factors include a softer U.S. market and planned actions to maintain lean inventories. With the industry shift toward more fuel-efficient vehicles, GM’s most recently launched passenger cars and crossovers, including the Cadillac CTS, GMC Acadia, Buick Enclave and the all-new Chevrolet Malibu continue to perform well in the marketplace.
The decline in GMNA first quarter earnings was more than accounted for by the loss of 100,000 production units resulting from the American Axle strike, which had an estimated impact to earnings of $0.8 billion. Other factors included lower volumes resulting from a softer U.S. market and lower market share, as well as shifts in product mix. Partially offsetting the declines were favorable material and structural cost performance and commodity hedging gains and foreign exchange.
GME

	First Quarter
	2008	2007	‘08 O/(U) ‘07
Revenue (Bils.)	$9.9	$8.5	$1.4
Adjusted Earnings Before Tax (Mils.)	$198	$61	$137
Reported Earnings Before Tax (Mils.)	$75	$4	$71
GM Market Share	9.6%	9.7%	(0.1) p.p
GME Revenue was up 17 percent and adjusted earnings before tax improved by $137 million. GME’s improved earnings for the first quarter were driven by improved material cost performance, commodity hedging gains and reduced warranty costs, which were partially offset by negative foreign exchange and unfavorable country mix. GME had record first-quarter sales volumes of 572,000 units.
GMLAAM

	First Quarter
	2008	2007	‘08 O/(U) ‘07
Revenue (Bils.)	$4.8	$3.6	$1.2
Adjusted Earnings Before Tax (Mils.)	$517	$254	$263
Reported Earnings Before Tax (Mils.)	$517	$254	$263
GM Market Share	17.9%	16.7%	1.2 p.p.
Adjusted earnings before tax in the GMLAAM region more than doubled in the first quarter of 2008, driven by continued strong market growth and gains in GM market share in the region. GMLAAM revenue was up over 33 percent and volumes were up 20 percent, setting new first-quarter records for both unit sales and revenue. In addition, Argentina, Egypt and North Africa each set new quarterly sales records.
GMAP

	First Quarter
	2008	2007	‘08 O/(U) ‘07
Revenue (Bils.)	$5.5	$4.6	$.9
Adjusted Earnings Before Tax (Mils.)	$286	$192	$94
Reported Earnings Before Tax (Mils.)	$286	$143	$143
GM Market Share	7.0%	7.2%	(0.2) p.p.

GMAP adjusted earnings before tax increased by 49 percent, driven by strong volume and improvements in material cost performance, which were partially offset by mix and pricing deterioration and increased structural costs incurred to support growth. Revenue and earnings before tax improved significantly due to the overall volume gains, although market share was down slightly primarily due to declines in China, Australia and Korea.
GMAC
On a standalone basis, GMAC Financial Services reported a net loss of $589 million for the first quarter 2008, primarily due to significant declines in the international mortgage operation of Residential Capital, LLC (ResCap). The company’s global automotive and insurance businesses posted profits. GM reported an adjusted loss before taxes of $276 million for the quarter attributable to GMAC, as a result of its 49 percent equity interest and preferred dividends. While continued volatility in the capital and credit markets put pressure on first quarter results, GMAC continues to take actions to reduce risk, streamline its cost structure and preserve liquidity in an effort to protect franchise value.
Cash and Liquidity
Cash, marketable securities, and readily-available assets of the Voluntary Employees’ Beneficiary Association (VEBA) trust totaled $23.9 billion on March 31, 2008, down from $24.7 billion on March 31, 2007. The change in liquidity reflects adjusted negative operating cash flow of $3.6 billion in the first quarter 2008. The decrease was driven largely by lower production in GMNA, including the impact of the American Axle strike. Including undrawn, committed U.S. credit facilities of approximately $7 billion, GM has access to more than $30 billion in liquidity.
Looking Forward
In light of the current state of the U.S. economy and automotive industry, GM has revised its 2008 U.S. total industry seasonally adjusted annual rate (SAAR) outlook to the mid to high 15 million unit range, down from the low 16 million unit range. As a result of the anticipated softer automotive industry, GM announced earlier this week that it will eliminate a shift of production at four assembly plants: Janesville, WI; Pontiac and Flint, MI and Oshawa, Ont.
“We remain focused on taking the actions necessary to assure GM’s long-term success — product excellence, leadership in advanced propulsion technology, growth in emerging markets, and accelerating the restructuring of our U.S. business to achieve sustainable profitability,” said Wagoner.
Results for the first quarter of 2008 are preliminary and may be revised prior to the filing of GM’s first quarter report on Form 10-Q in May.
# # #
Contacts:
Reneé Rashid-Merem
Phone: 313-665-3128
Email: renee.rashid-merem@gm.com
Randy Arickx
Phone: 313-667-0006
Email: randy.c.arickx@gm.com

Forward-looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “estimate,” “goal,” “target,” “believe,” “improve,” “intend,” “potential,” “continue,” “designed,” “opportunity,” “risk,” “may,” “would,” “could,” “should” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Such factors include, among others: our ability to realize production efficiencies, to achieve reductions in costs and to implement capital expenditures at levels and times planned by management; market acceptance of our products; shortages of and price increases for fuel; significant changes in the competitive environment and the effect of competition in our markets, including on our pricing policies; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt; ; labor strikes or work stoppages at our facilities or at our key suppliers; financial difficulties of our key suppliers; adoption of new laws or changes in existing laws that may affect the production, licensing, distribution, cost or sale of our products; the final results of investigations and inquiries by the SEC; court approval of the settlement agreement with the UAW and UAW retirees related to the 2007 National Agreement; satisfaction of the conditions to the effectiveness of the post-retirement healthcare benefit plan contemplated by the 2007 National Agreement; and changes in economic conditions, fuel prices, the housing market, commodity prices, currency exchange rates or political stability in the markets in which we operate. In addition, GMAC’s actual results may differ materially due to numerous important factors including, among others, the following: possible downgrades for GMAC or ResCap by rating agencies; inability to maintain adequate financing sources for its substantial capital needs; credit exposure to us and recent developments in the residential mortgage market, especially in the nonprime sector. The most recent reports on SEC Forms 10-K, 10-Q or 8-K filed by us or GMAC provide information about these and other factors, which may be revised or supplemented in future reports to the SEC on those forms.

General Motors Corporation
Use of Non-GAAP Financial Measures
     This press release, the accompanying tables and the charts for securities analysts include the following financial measures, which are not prepared in accordance with Accounting Principles Generally Accepted in the United States of America (GAAP): (a) adjusted net income, (b) adjusted earnings before tax, (c) managerial cash flow and (d) GM North America vehicle revenue per unit. Each of these financial measures excludes the impact of certain items and therefore are considered non-GAAP financial measures. This press release and the charts for securities analysts also contain a reconciliation of each presented non-GAAP financial measure to its most comparable GAAP financial measure.
     Management believes these non-GAAP financial measures provide meaningful supplemental information regarding GM’s operating results because they exclude amounts that GM management does not consider part of operating results when assessing and measuring the operational and financial performance of the organization. In addition, GM has historically reported similar non-GAAP financial measures and believes that inclusion of these non-GAAP financial measures provides consistency and comparability with past earnings releases. GM management believes these measures allow it to readily view operating trends, perform analytical comparisons, benchmark performance among geographic regions and assess whether the GM North American structural cost turnaround plan is on target. Also, GM management uses adjusted net income and adjusted earnings before tax for forecasting purposes and in determining our future capital investment allocations. Accordingly, GM believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.
     While GM believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be comparable to similarly titled measures of other companies due to potential differences in the method of calculation between companies. Costs such as the special attrition programs and restructuring charges that are excluded from GM’s non-GAAP financial measures can have a material impact on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net earnings, cash flow from operations, or other measures of performance or liquidity prepared in accordance with GAAP. GM compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are included elsewhere in this press release.
Adjusted Net Income and Adjusted Earnings Before Tax
     Adjusted net income excludes charges for certain tax related items, gains and losses on the sale of business units and business interests, charges associated with accounting changes, restructuring, plant closure and impairment charges, charges associated with Delphi Corp. (Delphi) and special attrition program charges.
     Adjusted earnings before tax begins with adjusted net income and is adjusted to remove any remaining tax expense or benefit.
     The following is a discussion of each adjustment to net income or loss determined in accordance with GAAP to arrive at adjusted net income and adjusted earnings before tax, as applicable:
•	Tax charges. Charges associated with establishing valuation allowances on GM’s deferred tax assets are excluded from adjusted net income. In addition, other tax related items may be periodically excluded from adjusted net income as these charges are incurred and specifically identified in that period. Management believes the exclusion of these tax charges from adjusted net income is useful because management does not consider these charges part of GM’s core earnings in evaluating the performance of the business and excludes these costs when evaluating the performance of the Corporation, its business units and its management team and when making decisions to allocate resources among GM’s business units.

General Motors Corporation
Use of Non-GAAP Financial Measures (Continued)
•	Gains and losses on the sale of business units and business interests. The gains and losses on the sale of business units and business interests are excluded from adjusted net income and adjusted earnings before tax. While GM is involved in sales of its business units and business interests from time-to-time and may have significant gains or losses from such sales in the future, such events have historically occurred sporadically. Management excludes the gains and losses associated with these events when it evaluates the Corporation’s operations and for internal reporting and forecasting purposes and for allocation of additional resources.

•	Changes in accounting. Our non-GAAP financial measures exclude charges associated with changes in accounting. Management believes the exclusion of changes in accounting from adjusted net income and adjusted earnings before tax is useful because management does not consider these non-recurring charges part of GM’s core earnings. Accordingly, management excludes such costs when evaluating the performance of the Corporation, its business units and its management teams and when making decisions to allocate resources among GM’s business units.

•	Restructuring, impairments, idling and plant closure charges. Our non-GAAP financial measures exclude exit costs and related charges, primarily consisting of severance costs, lease abandonment costs, product specific asset impairments, any subsequent changes in estimates related to exit activities and goodwill and other asset impairment charges. Management believes the exclusion of restructuring and impairment charges from adjusted net income and adjusted earnings before tax is useful because management does not consider these costs part of GM’s core earnings in evaluating GM’s operational managers and the exclusion permits investors to evaluate the performance of our management the same way management does. Additionally, management excludes restructuring and impairment charges in determining the allocation of resources, such as capital investments, among the Corporation’s business units and as part of its forecasting and budgeting.

•	Delphi charges. Our non-GAAP financial measures exclude the estimated charges associated with the benefit guarantees and comprehensive settlement agreements entered into with Delphi in connection with the restructuring of Delphi’s operations. Management does not consider these costs as part of its core earnings for purposes of evaluating the performance of the business, and excludes such costs when evaluating the performance of the Corporation, its business units and its management teams and when making decisions to allocate resources among GM’s business units.

•	Special attrition program charges. Our non-GAAP financial measures exclude the estimated charges associated with the 2008 special attrition program agreement between the UAW and GM and the 2006 special attrition program agreement among the UAW, GM and Delphi. Management believes it is useful in evaluating the performance of GM, its management teams and its business units during a particular time period to exclude charges associated with the special attrition programs. Accordingly, management does not consider these costs as part of its core earnings, and excludes such costs when evaluating the performance of the Corporation, its business units and its management teams and when making decisions to allocate resources among GM’s business units.
Managerial Cash Flow
     GM also reports non-GAAP managerial automotive operating cash flow in its earnings releases and charts for securities analysts. Management believes that providing managerial automotive operating cash flow furnishes it and investors with useful information by representing the cash flow generated or consumed by its automotive operations, including cash consumed by automotive capital expenditures and equity investments in companies related to our core business and cash generated by sales of automotive operating assets and equity investments in companies related to GM’s core business, before funding non-operating-related obligations including debt maturities, dividends and other non-operating items. Management uses this non-GAAP financial measure to assess its automotive cash flow when evaluating the performance of GM, its business units and its management teams and when making decisions to allocate resources among GM’s business units.

General Motors Corporation
Use of Non-GAAP Financial Measures (Concluded)
GM North America Vehicle Revenue per Unit
     GM’s charts for securities analysts also include the use of a non-GAAP measure of revenue per vehicle. Management uses revenue per vehicle to track operating efficiency and to facilitate comparisons between periods and between manufacturers, and believes that it provides valuable information to investors who are interested in identifying trends and comparing different companies. Revenue per vehicle includes certain vehicle sales to other GM regions that are excluded from GAAP reporting, and excludes non-vehicle sales such as service parts and operations and OnStar service, and other income that GM does not derive from the sale of vehicles, such as fees on the GM credit card. Also, while they are not treated as sales under GAAP reporting because of GM’s repurchase obligations, management includes sales to daily car rental companies in revenue per vehicle.
Change in Presentation
     Prior period results have been reclassified for the retroactive effect of discontinued operations. Certain reclassifications have been made to the comparative 2007 financial information to conform to the current period presentation.

General Motors Corporation
List of Special Items
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2008
	Earnings	EPS
REPORTED
Net Loss — Basic and Diluted *	$(3,251)	$(5.74)

ADJUSTMENTS
Pre-Tax Adjustments:
Impairment charges related to investment in GMAC LLC (A)	$1,452
Delphi (B)	731
Restructuring/Special attrition program (C)	324

	2,507

Tax Related Adjustments:
Valuation allowance on deferred tax assets (D)	394

Total Adjustments	$2,901	$5.12

ADJUSTED
Adjusted Loss — Basic and Diluted *	$(350)	$(0.62)

*	See average shares outstanding on page 14.

General Motors Corporation
List of Special Items
(Unaudited)
(A)	Relates to a charge to record impairments of GM’s investment in Common and Preferred Membership Interests of GMAC LLC. During the period, GM determined that these investments were impaired and that such impairment was not temporary in nature. Due to the uncertainty regarding the timing of a recovery, if any, in valuation, GM reduced the carrying value of these investments to estimated fair value.

(B)	Charge primarily results from updated estimates reflecting the uncertainty around the nature, value and timing of GM’s recoveries upon Delphi’s emergence from bankruptcy.

(C)	Relates to various restructuring initiatives and the 2008 Special Attrition Program. Charges recorded by region are as follows:

GMNA: Charges of $201 million for retirement pension and benefit incentives, pre-retirement incentives and cash buyouts related to the 2008 Special Attrition Program.

GME: Charges of $123 million were recognized for separation programs primarily in Belgium, Germany and Sweden.

(D)	Relates to a net charge for a valuation allowance on GM’s net deferred tax assets in Spain and the United Kingdom.

General Motors Corporation
List of Special Items
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2007
	Earnings	EPS
REPORTED
Loss from continuing operations	$(42)	$(0.07)
Income from discontinued operations	104	0.18

Net Income — Basic and Diluted *	$62	$0.11

ADJUSTMENTS
Pre-Tax Adjustments:
Restructuring/Special attrition program (A)	$77
Product specific asset impairments (B)	9
Plant closures (C)	(41)

	45

Tax Related Adjustments:
Income tax impact of pre-tax adjustments	(13)

Total Adjustments — Continuing Operations	$32	$0.06

ADJUSTED
Loss from continuing operations	$(10)	$(0.01)
Income from discontinued operations	104	0.18

Adjusted Income — Basic and Diluted *	$94	$0.17

*	See average shares outstanding on page 14.

General Motors Corporation
List of Special Items, Pre-Tax
(Unaudited)
(A)	Relates to various restructuring initiatives and the 2006 Special Attrition Program. Charges recorded by region are as follows:

GMNA: Curtailment gains of $14 million and favorable adjustments of $4 million were recorded under the 2006 Special Attrition Program. Also includes favorable adjustments of $2 million to our plant closing reserves.

GME: Charges of $57 million were recognized for separation programs primarily in Germany and Sweden.

GMAP: Charges of $40 million were recognized relating to separation programs at GM’s Australian facilities.

(B)	Relates to a charge of $9 million for product specific asset impairments at GMAP, which were triggered by a reduction in the production forecast for GM Holden.

(C)	Relates to a curtailment gain of $38 million and favorable reserve adjustments of $3 million at GMNA related to the closure of two former component plants.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions except per share amounts)
(Unaudited)

	First Quarter
	2008	2007
REPORTED
Total net sales and revenue	$42,670	$43,387
Loss from continuing operations	$(3,251)	$(42)
Income from discontinued operations	$—	$104
Net income (loss)	$(3,251)	$62
Net margin from continuing operations *	(7.6)%	(0.1)%

Earnings (loss) per share — basic and diluted
Continuing operations	$(5.74)	$(0.07)
Income from discontinued operations	—	0.18

Net income (loss)	$(5.74)	$0.11

ADJUSTED
Total net sales and revenue	$42,670	$43,387
Loss from continuing operations	$(350)	$(10)
Income from discontinued operations	$—	$104
Net income (loss)	$(350)	$94
Net margin from continuing operations *	(0.8)%	—%

Earnings (loss) per share — basic and diluted
Continuing operations	$(0.62)	$(0.01)
Income from discontinued operations	—	0.18

Net income (loss)	$(0.62)	$0.17

See reconciliation of adjusted financial results on pages 15 – 18.

*	Calculated as Loss from continuing operations / Total net sales and revenue.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)

	First Quarter
	2008	2007
GM common stock average shares outstanding:	(Millions)
Reported (GAAP) and Adjusted (Non-GAAP):
Basic and diluted shares	566	566

Cash dividends per share of common stock	$0.25	$0.25

Automotive cash & marketable securities and readily-available assets in VEBA at March 31:	(Billions)

Automotive cash & marketable securities	$23.2	$21.1
Readily—available assets in VEBA	0.7	3.6

Total automotive cash & marketable securities and readily-available assets in VEBA	$23.9	$24.7

Automotive Operations:	(Millions)

Depreciation	$1,226	$1,245
Amortization of special tools	772	720
Amortization of intangible assets	20	17

Total	$2,018	$1,982

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)
First Quarter
2008 and 2007

	Reported		Special Items		Adjusted
	2008	2007	2008	2007	2008	2007
Net sales and revenue:
GMNA	$24,543	$28,057	$—	$—	$24,543	$28,057
GME	9,909	8,471	—	—	9,909	8,471
GMLAAM	4,763	3,577	—	—	4,763	3,577
GMAP	5,477	4,568	—	—	5,477	4,568
Auto Elimination (a)	(2,567)	(2,222)	—	—	(2,567)	(2,222)

Total GMA	42,125	42,451	—	—	42,125	42,451
Corporate & Other	—	—	—	—	—	—

Total Auto & Other	42,125	42,451	—	—	42,125	42,451

GMAC	—	—	—	—	—	—
Other Financing	545	936	—	—	545	936

Total Financing	545	936	—	—	545	936

Total	$42,670	$43,387	$—	$—	$42,670	$43,387

Income (loss) from continuing operations before income taxes, other equity income and minority interests:
GMNA	$(795)	$(211)	$201	$(61)	$(594)	$(272)
GME	69	2	123	57	192	59
GMLAAM	518	255	—	—	518	255
GMAP	202	94	—	49	202	143
Auto Elimination (a)	2	(7)	—	—	2	(7)

Total GMA	(4)	133	324	45	320	178
Corporate & Other (a)	(1,029)	(210)	731	—	(298)	(210)

Total Auto & Other	(1,033)	(77)	1,055	45	22	(32)

GMAC	(1,728)	(134)	1,452	—	(276)	(134)
Other Financing (a)	104	54	—	—	104	54

Total Financing	(1,624)	(80)	1,452	—	(172)	(80)

Total	$(2,657)	$(157)	$2,507	$45	$(150)	$(112)

See footnotes on page 20.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)
First Quarter
2008 and 2007

	Reported		Special Items		Adjusted
	2008	2007	2008	2007	2008	2007
Equity income (loss), net of tax:
GMNA	$(20)	$13	$—	$—	$(20)	$13
GME	13	8	—	—	13	8
GMLAAM	5	6	—	—	5	6
GMAP	134	127	—	—	134	127
Auto Elimination	—	—	—	—	—	—

Total GMA	132	154	—	—	132	154
Corporate & Other	—	2	—	—	—	2

Total Auto & Other	132	156	—	—	132	156

GMAC	—	—	—	—	—	—
Other Financing	—	—	—	—	—	—

Total Financing	—	—	—	—	—	--

Total	$132	$156	$—	$—	$132	$156

Minority interests, net of tax:
GMNA	$3	$(10)	$—	$—	$3	$(10)
GME	(7)	(6)	—	—	(7)	(6)
GMLAAM	(6)	(7)	—	—	(6)	(7)
GMAP	(50)	(78)	—	—	(50)	(78)
Auto Elimination	—	—	—	—	—	—

Total GMA	(60)	(101)	—	—	(60)	(101)
Corporate & Other	—	(1)	—	—	—	(1)

Total Auto & Other	(60)	(102)	—	—	(60)	(102)

GMAC	—	—	—	—	—	—
Other Financing	(13)	—	—	—	(13)	—

Total Financing	(13)	—	—	—	(13)	--

Total	$(73)	$(102)	$—	$—	$(73)	$(102)

See footnotes on page 20.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)
First Quarter
2008 and 2007

	Reported		Special Items		Adjusted
	2008	2007	2008	2007	2008	2007
Pre-tax earnings (loss):*
GMNA	$(812)	$(208)	$201	$(61)	$(611)	$(269)
GME	75	4	123	57	198	61
GMLAAM	517	254	—	—	517	254
GMAP	286	143	—	49	286	192
Auto Elimination (a)	2	(7)	—	—	2	(7)

Total GMA	68	186	324	45	392	231
Corporate & Other (a)	(1,029)	(209)	731	—	(298)	(209)

Total Auto & Other	(961)	(23)	1,055	45	94	22

GMAC	(1,728)	(134)	1,452	—	(276)	(134)
Other Financing (a)	91	54	—	—	91	54

Total Financing	(1,637)	(80)	1,452	—	(185)	(80)

Total	$(2,598)	$(103)	$2,507	$45	$(91)	$(58)

Income tax expense (benefit):
Corporate & Other	$645	$(67)	$(394)	$13	$251	$(54)
Other Financing (a)	8	6	—	—	8	6

Total	$653	$(61)	$(394)	$13	$259	$(48)

See footnotes on page 20.

*	Defined here as Income (loss) from continuing operations before income taxes and after equity income and minority interests.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in billions)
(Unaudited)

	First Quarter
	2008	2007
Automotive & Other Adjusted Operating Cash Flow:
Total Auto & Other pre-tax loss *	$(1.0)	$—
Depreciation and amortization	2.0	2.0
Capital expenditures	(1.9)	(1.2)
Change in receivables, payables and inventory	(2.0)	—
Pension/OPEB expense (net of payments)	(0.7)	(0.5)
Accrued expenses and other	—	(0.1)

Total Auto & Other Adjusted Operating Cash Flow	$(3.6)	$0.2

*	Defined here as Loss from continuing operations before income taxes and after equity income and minority interests.

General Motors Corporation
Operating Statistics
(Unaudited)

	First Quarter
	2008	2007
Worldwide Production Volume:	(Units in thousands)
GMNA — Cars	360	399
GMNA — Trucks	525	664

Total GMNA	885	1,063
GME	493	511
GMLAAM	243	222
GMAP*	612	544

Total Worldwide **	2,233	2,340

Vehicle Unit Deliveries:
Chevrolet — Cars	181	187
Chevrolet — Trucks	299	362
Pontiac	72	79
GMC	104	111
Buick	38	43
Saturn	48	57
Cadillac	47	47
Other	17	23

Total United States	806	909
Canada, Mexico and Other	141	146

Total GMNA	947	1,055
GME	572	554
GMLAAM	323	270
GMAP *	411	388

Total Worldwide **	2,254	2,268

Market Share:
United States — Cars	19.1%	19.5%
United States — Trucks	24.9%	25.5%
Total United States	22.1%	22.8%
Total GMNA	21.7%	22.5%
Total GME	9.6%	9.7%
Total GMLAAM	17.9%	16.7%
Total GMAP *	7.0%	7.2%
Total Worldwide	12.5%	13.0%

U.S. Retail/Fleet Mix:
% Fleet Sales — Cars	33.5%	36.8%
% Fleet Sales — Trucks	21.9%	18.4%
Total Vehicles	26.7%	25.5%

GMNA Capacity Utilization ***	76.1%	88.1%

*	GMAP production and sales volume includes SAIC-GM Wuling Automobile Co. Ltd. joint venture vehicles. We own 34% of SGMW and under the joint venture agreement have significant rights as a member as well as the contractual right to report SGMW sales in China as part of our global market share.

**	Total Worldwide may include rounding differences.

***	Two shift rated, annualized.

General Motors Corporation
Operating Statistics
(Unaudited)

	First Quarter
	2008	2007

GMAC’s share of GM retail sales (U.S. only)
Total consumer volume (retail and lease) as % of retail	49%	46%
SmartLease as % of retail	19%	16%

Worldwide Employment at March 31:	(Thousands)

United States — Hourly (b)	76	83
United States — Salaried (b)	32	33

Total United States	108	116
Canada, Mexico and Other	28	29

GMNA	136	145
GME	58	59
GMLAAM	35	33
GMAP	35	34
Other	2	2

Total GM	266	273

	(Billions)

Worldwide Payroll	$4.3	$4.6
Footnotes:

(a)	Auto Eliminations, Corporate & Other and Other Financing include inter-company eliminations.

(b)	Includes approximately 2,350 hourly and 1,125 salary employees of Allison Transmission at March 31, 2007.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Net sales and revenue
Automotive sales	$42,125	$42,451
Financial services and insurance revenue	545	936

Total net sales and revenue	42,670	43,387

Costs and expenses
Automotive cost of sales	38,333	38,889
Selling, general and administrative expense	3,699	3,311
Financial services and insurance expense	496	883
Other expenses	731	—

Total costs and expenses	43,259	43,083

Operating income (loss)	(589)	304
Equity in loss of GMAC LLC	(1,612)	(183)
Automotive and other interest expense	(774)	(799)
Automotive interest income and other non-operating income, net	318	521

Loss from continuing operations before income taxes, equity income and minority interests	(2,657)	(157)
Income tax expense (benefit)	653	(61)
Equity income, net of tax	132	156
Minority interests, net of tax	(73)	(102)

Loss from continuing operations	(3,251)	(42)
Income from discontinued operations, net of tax	—	104

Net income (loss)	$(3,251)	$62

Earnings (loss) per share, basic and diluted:
Continuing operations	$(5.74)	$(0.07)
Discontinued operations	—	0.18

Total	$(5.74)	$0.11

Weighted average common shares outstanding, basic and diluted (millions)	566	566

Cash dividends per share	$0.25	$0.25

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	March 31,	December 31,	March 31,
	2008	2007	2007
ASSETS
Current Assets
Cash and cash equivalents	$21,362	$24,549	$20,923
Marketable securities	1,831	2,139	159

Total cash and marketable securities	23,193	26,688	21,082
Accounts and notes receivable, net	10,071	9,659	9,697
Inventories	16,915	14,939	15,431
Equipment on operating leases, net	4,826	5,283	5,650
Other current assets and deferred income taxes	4,033	3,566	13,101

Total current assets	59,038	60,135	64,961
Financing and Insurance Operations Assets
Cash and cash equivalents	239	268	301
Investments in securities	212	215	187
Equipment on operating leases, net	5,304	6,712	10,457
Equity in net assets of GMAC LLC	5,391	7,079	7,355
Other assets	2,864	2,715	3,684

Total Financing and Insurance Operations assets	14,010	16,989	21,984
Non-Current Assets
Equity in net assets of nonconsolidated affiliates	1,931	1,919	2,001
Property, net	43,282	43,017	41,612
Goodwill and intangible assets, net	1,093	1,066	1,058
Deferred income taxes	857	2,116	32,588
Prepaid pension	20,593	20,175	17,639
Other assets	4,044	3,466	3,467

Total non-current assets	71,800	71,759	98,365

Total Assets	$144,848	$148,883	$185,310

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable (principally trade)	$29,793	$29,439	$30,065
Short-term borrowings and current portion of long-term debt	5,968	6,047	4,834
Accrued expenses	34,657	34,822	33,517

Total current liabilities	70,418	70,308	68,416
Financing and Insurance Operations Liabilities
Debt	3,879	4,908	8,297
Other liabilities and deferred income taxes	928	905	1,705

Total Financing and Insurance Operations Liabilities	4,807	5,813	10,002
Non-Current Liabilities
Long-term debt	34,168	33,384	33,120
Postretirement benefits other than pensions	46,994	47,375	49,321
Pensions	11,624	11,381	11,293
Other liabilities and deferred income taxes	16,511	16,102	16,571

Total non-current liabilities	109,297	108,242	110,305

Total liabilities	184,522	184,363	188,723
Commitments and contingencies
Minority interests	1,369	1,614	1,145
Stockholders’ Deficit
Preferred stock, no par value, 6,000,000 shares authorized, no shares issued and outstanding	—	—	—
Common stock, $1 2/3 par value (2,000,000,000 shares authorized, 756,637,541 and 566,100,839 shares issued and outstanding at March 31, 2008, respectively, 756,637,541 and 566,059,249 shares issued and outstanding at December 31, 2007, respectively, and 756,637,541 and 565,738,371 shares issued and outstanding at March 31, 2007, respectively)	944	943	943
Capital surplus (principally additional paid-in capital)	15,327	15,319	15,346
Retained deficit	(42,847)	(39,392)	(172)
Accumulated other comprehensive loss	(14,467)	(13,964)	(20,675)

Total stockholders’ deficit	(41,043)	(37,094)	(4,558)

Total Liabilities, Minority Interests and Stockholders’ Deficit	$144,848	$148,883	$185,310